Exhibit 99.1
NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649

FOR IMMEDIATE RELEASE

Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Reports Third Quarter Results
Declares Quarterly Cash Dividend
Company schedules conference call for November 6, 2008 at 10:00 A.M. Eastern
     DALLAS, TEXAS, November 5, 2008 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and nine months ended September 30, 2008. Net income for the third quarter of 2008 was $37.3 million, or $0.80 per share, compared to net income of $12.6 million, or $0.27 per share, for the same period last year. Excluding special items, Alon recorded net income of $24.3 million, or $0.52 per share, for the third quarter of 2008, compared to net income of $11.9 million, or $0.26 per share, for the same period last year.
     Net income for the nine months ended September 30, 2008, was $21.9 million, or $0.47 per share, compared to net income of $143.8 million, or $3.08 per share, for the same period last year. Excluding special items, Alon recorded a net loss of ($60.6) million, or ($1.30) per share, for the nine months ended September 30, 2008, compared to net income of $141.0 million, or $3.02 per share, for the same period last year.
     Jeff Morris, Alon’s President and CEO, commented, “We successfully completed the acquisition of the Krotz Springs, Louisiana refinery this quarter. With the completion of the acquisition, our crude oil refining capacity increased by 50% to approximately 250,000 barrels per day (“bpd”), including four refineries located on the West Coast, West Texas and Gulf Coast. I am also pleased that we have completed work on the Fluid Catalytic Cracking Unit (“FCCU”) at our Big Spring refinery that was damaged in the February 18, 2008 fire. With the completion of this work, we were able to restart the FCCU and return to our normal operating capabilities. We are grateful for the support of our insurers who have already advanced us $280 million to date.
     “At our California refineries, we optimized our refining economics during the third quarter of 2008, lowering throughput rates to balance production with demand for our asphalt products. We also faced challenges during the quarter at our Krotz Springs refinery with hurricanes Gustav and Ike. These hurricanes caused minimal damage to the refinery, but disrupted crude supply receipts into the refinery and product movements from the refinery while power was being restored to the area.
     “I am very pleased with the $0.52 earnings per share excluding special items in the third quarter of 2008 considering the utilization of the Big Spring refinery was at 53% and the Krotz Springs refinery was impacted by the hurricanes.”
THIRD QUARTER 2008
     Special items for the third quarter of 2008 included an after-tax gain of $60.3 million recognized from the involuntary conversion of assets due to the Big Spring refinery fire. An after-tax loss of $35.8 million was recorded in the third quarter related to inventories adjustments that occurred due to the Krotz Springs refinery acquisition. Also, $10.2 million of after-tax losses were incurred for costs associated with the Big Spring refinery fire. Special items for the third quarters of 2008 and 2007 also included an after-tax loss of $1.3 million and after-tax gain of $0.7 million, respectively, recognized on disposition of assets.
     Refinery operating margin at the Big Spring refinery was $8.17 while operating only in a hydroskimming mode for the third quarter of 2008 compared to $9.40 for the same period in 2007. This decrease resulted primarily from lower refinery light product yields as a result of the fire at the Big Spring refinery which was partially offset by higher industry Gulf Coast 3-2-1 crack spreads. Light product yields were approximately 54% and 79% for the third quarter of 2008 and 2007, respectively. Refinery operating margin at the California refineries was $9.13 for the third quarter of 2008 compared to $0.82 for the same period in 2007. The Krotz Springs refinery operating margin for the third quarter of 2008 was $7.20 excluding the effects of inventories adjustments recorded as part of the acquisition.
     The combined refineries throughput for the third quarter of 2008 averaged 122,252 bpd, consisting of 35,204 bpd at the Big Spring refinery, 28,661 bpd at the California refineries, and 58,387 bpd at the Krotz Springs refinery compared to a combined average of 134,608 bpd in the third quarter of 2007, consisting of 67,824 bpd at the Big Spring refinery and 66,784 bpd at the California refineries. The Big Spring refinery had lower throughput as a result of the February 18, 2008 fire. Throughput at the California refineries was reduced to optimize our refining and asphalt economics. The Krotz Springs refinery throughput was adversely affected by electrical outages and reduced crude supply due to hurricanes Gustav and Ike.
     Gulf Coast 3-2-1 average crack spreads increased to $16.05 per barrel for the third quarter of 2008 compared to $13.14 per barrel for the third quarter of 2007. West Coast 3-2-1 average crack spreads decreased to $14.68 per barrel for the third quarter of 2008 compared to $20.50 per barrel for the third quarter of 2007. The WTI/WTS crude oil differentials for the third quarter of 2008 decreased to $2.16 per barrel compared to $5.26 per barrel in the same period of 2007.
     Asphalt margins for the third quarter of 2008 increased to an average of $80.30 per ton compared to $15.67 per ton for the third quarter of 2007. This increase resulted primarily from a 79% increase in sales prices which were $613.98 per ton for the third quarter of 2008 compared to $342.17 per ton for the same period in 2007, as asphalt prices increased to more closely coincide with crude prices.
YEAR-TO-DATE 2008
     Special items for the nine months ended September 30, 2008 and 2007 included $26.3 million and $2.8 million, respectively, of after-tax gains recognized primarily from the disposition of assets in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP, in March 2005. Special items recognized for the nine months ended September 30, 2008 also included the previously mentioned $35.8 million after-tax loss associated with inventories acquired in the Krotz Springs refinery acquisition in addition to after-tax gain of $117.5 million associated with the involuntary conversion of assets due to the Big Spring refinery fire and $25.5 million of after-tax losses associated with the fire.
     Refinery operating margin at the Big Spring refinery was $2.30, while operating primarily in a hydroskimming mode for the nine months ended September 30, 2008, compared to $15.81 for the same period in 2007. This decrease resulted from both lower refinery light product yields as a result of the fire at the Big Spring refinery as well as lower industry Gulf Coast 3-2-1 crack spreads. Light product yields were approximately 62% and 82% for the nine months ended September 30, 2008 and 2007, respectively. Refinery operating margin at the California refineries was a negative ($0.37) for the nine months ended September 30, 2008 compared to $5.11 for the same period in 2007. The California refineries operating margin was adversely affected by higher crude oil cost during 2008.
     The combined refineries throughput for the nine months ended September 30, 2008, excluding the Krotz Springs refinery acquired in July 2008, averaged 66,919 bpd, consisting of 32,299 bpd at the Big Spring refinery and 34,620 bpd at the California refineries compared to a combined average of 131,770 bpd, consisting of 68,654 bpd at the Big Spring refinery and 63,116 bpd at the California refineries for the same period last year. The Big Spring refinery had lower throughput due to the fire. Throughput at the California refineries was reduced to optimize our refining and asphalt economics.
     Gulf Coast 3-2-1 average crack spreads decreased to $12.82 per barrel for the nine months ended September 30, 2008, compared to $17.38 per barrel for the same period in 2007. West Coast 3-2-1 average crack spreads decreased to $18.15 per barrel for the nine months ended September 30, 2008 compared to $30.89 per barrel for the nine months ended September 30, 2007. The WTI/WTS crude oil differentials for the first nine months of 2008 decreased to $3.81 per barrel compared to $4.61 per barrel in the same period of 2007.

     Asphalt margins increased to an average of $54.83 per ton for the nine months ended September 30, 2008, compared to $35.09 per ton for the same period of 2007. This increase resulted primarily from a 51% increase in sales prices which were $497.50 per ton for the first nine months of 2008 compared to $330.40 per ton for the same period in 2007.
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on December 12, 2008 to shareholders of record as of November 28, 2008.
     The Company has scheduled a conference call for Thursday, November 6, 2008, at 10:00 a.m. Eastern, to discuss the third quarter 2008 results. To access the call, please dial 800-240-6709, or 303-262-2054, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through November 20, 2008, and may be accessed by calling 800-405-2236, or 303-590-3000, for international callers, and using the passcode 11120481. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores primarily in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded stations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS – FINANCIAL DATA (A)
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR	For the Three Months Ended		For the Nine Months Ended
BALANCE SHEET DATA AS OF DECEMBER 31, 2007 IS UNAUDITED)	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales	$1,905,106	$1,243,723	$4,170,540	$3,396,809
Operating costs and expenses:
Cost of sales	1,812,399	1,136,026	4,033,788	2,876,862
Direct operating expenses	66,748	48,342	149,583	152,371
Selling, general and administrative expenses (1)	29,697	26,425	86,353	76,485
Net costs associated with fire (2)	17,376	—	43,212	—
Business interruption recovery (3)	(30,000)	—	(30,000)	—
Depreciation and amortization (4)	17,232	17,048	44,484	42,643

Total operating costs and expenses	1,913,452	1,227,841	4,327,420	3,148,361

Gain on involuntary conversion of assets (5)	103,092	—	199,680	—
Gain (loss) on disposition of assets (6)	(2,241)	1,108	43,005	4,588

Operating income	92,505	16,990	85,805	253,036
Interest expense	(21,493)	(12,787)	(42,885)	(35,874)
Equity earnings (losses) of investees	(3,915)	5,531	(2,307)	10,071
Other income (loss), net	(25)	1,747	1,093	4,928

Income before income tax expense (benefit) and minority interest in income of subsidiaries	67,072	11,481	41,706	232,161
Income tax expense (benefit) (7)	25,083	(1,839)	15,850	79,782

Income before minority interest in income of subsidiaries	41,989	13,320	25,856	152,379
Minority interest in income of subsidiaries	2,542	693	1,760	8,574
Accumulated dividends on preferred stock of subsidiary	2,150	—	2,150	—

Net income	$37,297	$12,627	$21,946	$143,805

Earnings per share, basic	$0.80	$0.27	$0.47	$3.08

Weighted average shares outstanding, basic (in thousands)	46,786	46,761	46,783	46,758
Cash dividends per share	$0.04	$0.04	$0.12	$0.12

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$33,682	$14,687	$(8,394)	$173,595
Investing activities (8)	(532,747)	(50,595)	(583,750)	(150,584)
Financing activities (9)	503,845	(4,334)	542,205	32,249

OTHER DATA:
Adjusted net income (loss) (10)	$24,268	$11,950	$(60,592)	$141,000
Earnings (loss) per share, excluding net costs associated with fire, net of tax, inventories adjustments related to acquisition, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain (loss) on disposition of assets (10)	$0.52	$0.26	$(1.30)	$3.02
Adjusted EBITDA (11)	N/A	40,208	N/A	306,090
Capital expenditures (12)	21,724	11,202	41,248	28,869
Capital expenditures to rebuild the Big Spring refinery	152,225	—	312,566	—
Capital expenditures for turnaround and chemical catalyst	3	4,220	2,072	9,357

	September 30,	December 31,
	2008	2007
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$18,676	$95,911
Working capital	171,827	279,580
Total assets	2,436,310	1,581,386
Total debt	1,082,357	536,615
Total stockholders’ equity, minority interest in subsidiaries and preferred stock of subsidiary including accumulated dividends	502,211	403,922

	For the Three Months Ended		For the Nine Months Ended
REFINING AND UNBRANDED MARKETING SEGMENT (A)	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (13)	$1,472,928	$913,589	$3,114,526	$2,458,306
Operating costs and expenses:
Cost of sales	1,442,376	853,305	3,116,022	2,078,199
Direct operating expenses	54,109	36,396	115,250	117,633
Selling, general and administrative expenses	4,384	4,506	12,452	17,568
Net costs associated with fire (2)	17,376	—	43,212	—
Business interruption recovery (3)	(30,000)	—	(30,000)	—
Depreciation and amortization	13,081	13,085	31,921	34,341

Total operating costs and expenses	1,501,326	907,292	3,288,857	2,247,741

Gain on involuntary conversion of assets (5)	103,092	—	199,680	—
Gain (loss) on disposition of assets (6)	(2,241)	1,125	43,005	4,631

Operating income	$72,453	$7,422	$68,354	$215,196

KEY OPERATING STATISTICS:
Total sales volume (bpd)	108,596	125,487	113,860	131,418
Per barrel of throughput:
Refinery operating margin — Big Spring (14)	$8.17	$9.40	$2.30	$15.81
Refinery operating margin — CA Refineries (14)	9.13	0.82	(0.37)	5.11
Refinery operating margin — Krotz Springs (14)	7.20	N/A	7.20	N/A
Refinery direct operating expense — Big Spring (15)	5.15	3.22	5.00	3.48
Refinery direct operating expense — CA Refineries (15)	6.17	2.65	5.26	3.05
Refinery direct operating expense — Krotz Springs (15)	3.94	N/A	3.94	N/A
Capital expenditures	20,821	6,151	38,445	20,234
Capital expenditures to rebuild the Big Spring refinery	152,225	—	312,566	—
Capital expenditures for turnaround and chemical catalyst	3	4,220	2,072	9,357

PRICING STATISTICS:
WTI crude oil (per barrel)	$117.98	$75.43	$113.34	$66.15
WTS crude oil (per barrel)	115.82	70.17	109.53	61.54
MAYA crude oil (per barrel)	106.75	63.04	97.03	54.59
Crack spreads (3/2/1) (per barrel):
Gulf Coast (16)	$16.05	$13.14	$12.82	$17.38
Group III (16)	14.94	21.23	12.95	22.66
West Coast (16)	14.68	20.50	18.15	30.89
Crack spreads (6/1/2/3) (per barrel):
West Coast (16)	$3.17	$2.35	$0.22	$7.89
Crack spreads (2/1/1) (per barrel):
Gulf Coast high-sulfur diesel (16)	$15.86	$11.18	$13.15	$20.46
Crude oil differentials (per barrel):
WTI less WTS (17)	$2.16	$5.26	$3.81	$4.61
WTI less MAYA (17)	11.23	12.39	16.31	11.56
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$3.090	$2.073	$2.863	$1.973
Gulf Coast low-sulfur diesel	3.394	2.181	3.285	2.019
Group III unleaded gasoline	3.032	2.288	2.861	2.112
Group III low-sulfur diesel	3.430	2.330	3.300	2.120
West Coast LA CARBOB (unleaded gasoline)	3.084	2.307	3.067	2.406
West Coast LA ultra low-sulfur diesel	3.308	2.238	3.258	2.120
Natural gas (per MMBTU)	8.98	6.24	9.75	7.02

(A)	In the first quarter of 2008, our branded marketing business was removed from the refining and marketing segment and combined with the retail segment. Information for the three and nine months ended September 30, 2007 has been recast to provide a comparison to the current year results.

THROUGHPUT AND YIELD DATA:	For the Three Months Ended				For the Nine Months Ended
BIG SPRING	September 30,				September 30,
	2008		2007		2008		2007
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	29,413	83.5	56,292	83.0	27,199	84.2	58,980	85.9
Sweet crude	4,396	12.5	5,903	8.7	3,736	11.6	5,172	7.5
Blendstocks	1,395	4.0	5,629	8.3	1,364	4.2	4,502	6.6

Total refinery throughput (18)	35,204	100.0	67,824	100.0	32,299	100.0	68,654	100.0

Refinery production:
Gasoline	8,987	26.3	30,516	45.1	10,642	33.7	31,586	46.3
Diesel/jet	8,861	26.0	19,560	28.9	8,128	25.7	20,310	29.8
Asphalt	4,582	13.5	8,485	12.6	4,552	14.4	7,614	11.2
Petrochemicals	626	1.8	3,658	5.4	790	2.5	4,174	6.1
Other	11,054	32.4	5,392	8.0	7,511	23.7	4,497	6.6

Total refinery production (19)	34,110	100.0	67,611	100.0	31,623	100.0	68,181	100.0

Refinery utilization (20)		52.9%		91.7%		45.3%		93.9%

THROUGHPUT AND YIELD DATA:	For the Three Months Ended				For the Nine Months Ended
CALIFORNIA REFINERIES	September 30,				September 30,
	2008		2007		2008		2007
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	8,692	30.3	24,395	36.5	10,404	30.1	22,949	36.4
Heavy crude	19,714	68.8	42,562	63.8	23,587	68.1	40,124	63.5
Blendstocks	255	0.9	(173)	(0.3)	629	1.8	43	0.1

Total refinery throughput (18)	28,661	100.0	66,784	100.0	34,620	100.0	63,116	100.0

Refinery production:
Gasoline	3,513	12.6	8,090	12.3	4,672	14.0	7,335	11.9
Diesel/jet	7,379	26.5	14,490	22.1	8,262	24.7	13,711	22.2
Asphalt	9,026	32.4	21,507	32.8	9,650	28.8	19,440	31.5
Light unfinished	0	0.0	3,196	4.9	0	0.0	3,346	5.4
Heavy unfinished	7,678	27.5	17,248	26.3	10,659	31.8	16,853	27.3
Other	278	1.0	1,057	1.6	249	0.7	1,015	1.7

Total refinery production (19)	27,874	100.0	65,588	100.0	33,492	100.0	61,700	100.0

Refinery utilization (20)		39.2%		92.4%		46.9%		87.9%

THROUGHPUT AND YIELD DATA:	For the Three Months Ended		For the Nine Months Ended
KROTZ SPRINGS (B)	September 30,		September 30,
	2008		2008
	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	37,803	64.7	37,803	64.7
Heavy sweet crude	18,595	31.9	18,595	31.9
Blendstocks	1,989	3.4	1,989	3.4

Total refinery throughput (18)	58,387	100.0	58,387	100.0

Refinery production:
Gasoline	24,255	41.0	24,255	41.0
Diesel/jet	27,910	47.2	27,910	47.2
Heavy oils	1,260	2.1	1,260	2.1
Other	5,700	9.7	5,700	9.7

Total refinery production (19)	59,125	100.0	59,125	100.0

Refinery utilization (20)		67.9%		67.9%

(B)	For the nine months ended September 30, 2008, represents throughput and production data for the period from July 1, 2008 through September 30, 2008.

	For the Three Months Ended		For the Nine Months Ended
ASPHALT SEGMENT	September 30,		September 30,
	2008	2007	2008	2007
		(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$261,556	$211,117	$542,773	$506,508
Operating costs and expenses:
Cost of sales (21)	227,348	201,447	482,957	452,722
Direct operating expenses	12,639	11,946	34,333	34,738
Selling, general and administrative expenses	921	358	3,043	2,174
Depreciation and amortization	535	557	1,603	1,612

Total operating costs and expenses	241,443	214,308	521,936	491,246

Gain (loss) on disposition of assets	—	(4)	—	—

Operating income (loss)	$20,113	$(3,195)	$20,837	$15,262

KEY OPERATING STATISTICS:
Total sales volume (tons in thousands)	426	617	1,091	1,533
Sales price per ton	$613.98	$342.17	$497.50	$330.40
Asphalt margin per ton (22)	$80.30	$15.67	$54.83	$35.09
Capital expenditures	$32	$495	$307	$1,655

	For the Three Months Ended		For the Nine Months Ended
RETAIL AND BRANDED MARKETING SEGMENT (A)	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$351,496	$342,082	$1,038,022	$943,006
Operating costs and expenses:
Cost of sales (21)	323,549	304,339	959,590	856,952
Selling, general and administrative expenses	24,241	21,431	70,405	56,396
Depreciation and amortization	3,392	3,212	10,290	6,061

Total operating costs and expenses	351,182	328,982	1,040,285	919,409

Gain (loss) on disposition of assets	—	(13)	—	(43)

Operating income (loss)	$314	$13,087	$(2,263)	$23,554

KEY OPERATING STATISTICS:
Integrated branded fuel sales (thousands of gallons) (23)	54,700	60,458	163,789	191,134
Integrated branded fuel margin (cents per gallon) (23)	2.7	17.7	2.2	11.5
Non-Integrated branded fuel sales (thousands of gallons) (23)	28,236	53,291	103,687	162,396
Non-Integrated branded fuel margin (cents per gallon) (23)	(1.3)	2.5	(1.2)	1.7
Number of stores (end of period)	306	308	306	308
Retail fuel sales (thousands of gallons)	23,807	27,049	73,092	65,075
Retail fuel sales (thousands of gallons per site per month) (24)	26	29	27	30
Retail fuel margin (cents per gallon) (25)	22.5	16.0	20.0	19.3
Retail fuel sales price (dollars per gallon) (26)	$3.86	$2.92	$3.57	$2.77
Merchandise sales	$69,378	$69,180	$197,931	$159,289
Merchandise sales (per site per month) (24)	76	75	72	74
Merchandise margin (27)	30.8%	30.7%	30.9%	29.7%
Capital expenditures	$844	$3,977	$2,011	$5,954

(A)	In the first quarter of 2008, our branded marketing business was removed from the refining and marketing segment and combined with the retail segment. Information for the three and nine months ended September 30, 2007 has been recast to provide a comparison to the current year results.

(1)	Includes corporate headquarters selling, general and administrative expenses of $151 and $130 for the three months ended September 30, 2008 and 2007, respectively, and $453 and $347 for the nine months ended September 30, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(2)	Includes $17,376 and $37,422 for the three and nine months ended September 30, 2008, respectively, of expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $5,000 for the nine months ended September 30, 2008 for our third party liability insurance deductible under the insurance policy; and depreciation for the temporarily idled facilities of $790 for the nine months ended September 30, 2008.

(3)	Alon recorded income for the three and nine months ended September 30, 2008 of $30,000 for business interruption recovery as a result of the Big Spring refinery fire with all proceeds received in September and October 2008.

(4)	Includes corporate depreciation and amortization of $224 and $194 for the three months ended September 30, 2008 and 2007, respectively, and $670 and $629 for the nine months ended September 30, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(5)	With the insurance proceeds received of $250,000 through September 30, 2008, an involuntary gain on conversion of assets has been recorded of $199,680 for the proceeds received in excess of the book value of the assets impaired of $25,330 and demolition and repair expenses of $24,990 incurred through September 30, 2008.

(6)	Gain on disposition of assets reported in the nine months ended September 30, 2008 and the three and nine months ended September 30, 2007 includes the recognition of deferred gain recorded primarily in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP, (“HEP”), in March 2005 (“HEP transaction”). A gain of $42,935 recognized in the second quarter of 2008 represented all the recognition of the remaining deferred gain associated with the HEP transaction and was due to the termination of an indemnification agreement with HEP.

(7)	Income tax expense for the three and nine months ended September 30, 2007 includes a benefit of $5,485 resulting from the true-up of the prior year income tax expense.

(8)	Cash used in investing activities for the three and nine months ended September 30, 2008 includes the acquisition of all the capital stock of the refining business located in Krotz Springs, Louisiana from Valero Energy Corporation. The purchase price was $333,000 in cash plus approximately $141,702 representing a preliminary working capital settlement.

(9)	Cash provided by financing activities for the three and nine months ended September 30, 2008 includes borrowings under a $302,000 term loan credit facility and a $400,000 revolving credit facility. Additionally, funds for a portion of the purchase price were provided through an $80,000 equity investment by Alon Israel Oil Company, Ltd., Alon’s majority stockholder, in preferred stock of a new Alon holding company subsidiary.

(10)	The following table provides a reconciliation of net income under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) utilized in determining earnings (loss) per common share, excluding the after-tax loss on net costs associated with fire, after-tax inventories adjustments related to acquisition, after-tax gain on involuntary conversion of assets and after-tax gain (loss) on disposition of assets. Our management believes that the presentation of adjusted net income (loss) and earnings (loss) per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in thousands, except earnings per share)
Net income	$37,297	$12,627	$21,946	$143,805
Plus: Net costs associated with fire, net of tax	10,160	—	25,450	—
Plus: Inventories adjustments related to acquisition, net of tax	35,779	—	35,779	—
Less: Gain on involuntary conversion of assets, net of tax	(60,278)	—	(117,450)	—
Less: Gain (loss) on disposition of assets, net of tax	1,310	(677)	(26,317)	(2,805)

Adjusted net income (loss)	24,268	11,950	(60,592)	141,000

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in thousands, except earnings per share)
Weighted average shares outstanding (in thousands)	46,786	46,761	46,783	46,758

Earnings (loss) per share, excluding net costs associated with fire, net of tax, inventory adjustments related to acquisition, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain (loss) on disposition of assets	$0.52	$0.26	$(1.30)	$3.02

(11)	Adjusted EBITDA has not been presented for the three and nine month periods ended September 30, 2008. Alon has historically provided Adjusted EBITDA during periods of normal operations because management believes it is helpful for investors to compare Alon’s operating results to other companies in our industry. Due to the limited operations of the Big Spring refinery following the February fire and the costs and expenses incurred to repair affected units, management does not believe a presentation of Adjusted EBITDA for the three and nine month periods ended September 30, 2008 is meaningful or useful to investors

For the three and nine month periods ended September 30, 2007, Adjusted EBITDA represents earnings before minority interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors during periods of normal operations because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the three and nine months ended September 30, 2007:

	Three Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2007
	(dollars in thousands)
Net income	$12,627	$143,805
Minority interest in income of subsidiaries	693	8,574
Income tax expense (benefit)	(1,839)	79,782
Interest expense	12,787	35,874
Depreciation and amortization	17,048	42,643
Gain on disposition of assets	(1,108)	(4,588)

Adjusted EBITDA	$40,208	$306,090

(12)	Includes corporate capital expenditures of $27 and $579 for the three months ended September 30, 2008 and 2007, respectively, and $485 and $1,006 for the nine months ended September 30, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(13)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(14)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of unrealized hedging gains and losses and inventories adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. There were unrealized hedging gains of $2,525 and $4,127 for the California refineries for the three and nine months ended September 30, 2008, respectively, and unrealized hedging losses of $2,256 and $2,698 for the California refineries for the three and nine months ended September 30, 2007, respectively. There were unrealized hedging losses of $1,120 for the Big Spring refinery for the three and nine months ended September 30, 2007, respectively. The refinery operating margin for the Krotz Springs refinery excludes a charge of $61,192 to cost of sales for inventories adjustments related to the acquisition.

(15)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(16)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and No. 2 diesel and the market value of WTI crude oil.

(17)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(18)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(19)	Total refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery. Light product yields decreased at the Big Spring refinery for the three and nine months ended September 30, 2008 due to the fire on February 18, 2008 and the re-start of the crude unit in a hydroskimming mode on April 5, 2008.

(20)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. The decrease in refinery utilization at our Big Spring refinery for the three and nine months ended September 30, 2008 is due to the fire on February 18, 2008. Production ceased at the Big Spring refinery until the re-start of the crude unit in a hydroskimming mode on April 5, 2008. The Big Spring refinery returned to normal operating capabilities with the re-start of the Fluid Catalytic Cracking Unit on September 26, 2008. The decrease in refinery utilization at our California refineries is due to reduced throughput to optimize our refining and asphalt economics. The low refinery utilization at our Krotz Springs refinery is due to shutdowns during hurricanes Gustav and Ike and limited crude supply and electrical outages following the hurricanes.

(21)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(22)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(23)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers located in both our integrated and non-integrated regions. The branded fuels we sell in our integrated region are primarily supplied by the Big Spring refinery, but due to the fire on February 18, 2008 at the Big Spring refinery, more fuel has been purchased from third-party suppliers. The branded fuels we sell in the non-integrated region are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(24)	Retail fuel and merchandise sales per site for the three and nine month periods ending September 30, 2007 were calculated using 308 stores for the three months ended and a weighted average for the nine months ended. We added 102 stores with the acquisition of Skinny’s, Inc. on June 29, 2007, which were weighted for the calculation of the nine months ended September 30, 2007.

(25)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(26)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(27)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.